UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2022 (December 7, 2022)

Ensysce Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38306	82-2755287
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

7946 Ivanhoe Avenue, Suite 201 La Jolla, California	92037
(Address of principal executive offices)	(Zip Code)

(858) 263-4196

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ENSC	The Nasdaq Stock Market LLC
Warrants to purchase one share of Common Stock	ENSCW	OTC Pink Open Market

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 7, 2022, Ensysce Biosciences, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Lake Street Capital Management, LLC (the “Underwriter”), pursuant to which the Company agreed to issue and sell (i) 2,280,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase 620,000 shares of Common Stock and (iii) warrants to purchase 5,800,000 shares of Common Stock (the “Common Warrants” and, collectively with the Pre-Funded Warrants, the “Warrants”) to the Underwriter in a public offering (the “Offering”). In addition, under the terms of the Underwriting Agreement, the Company granted the Underwriter the option, for 45 days from the closing of the Offering, to purchase up to 342,000 additional shares of Common Stock and Common Warrants to purchase up to an additional 870,000 shares of Common Stock (the “Option Shares” and, together with the Firm Shares, the “Shares”).

In lieu of a purchase of Common Stock that would otherwise result in an investor’s beneficial ownership exceeding 4.99% (or, at the election of the investor, 9.99%) of the outstanding Common Stock, a Pre-Funded Warrant was offered, each of which enables the investor to purchase one share of Common Stock at an exercise price of $0.0001. Each Pre-Funded Warrant will be exercisable upon issuance and will expire when exercised in full. Each Pre-Funded Warrant is being sold with a Common Warrant to purchase two shares of Common Stock. The public purchase price of one share of Common Stock and accompanying Common Warrant to purchase two shares of Common Stock is $1.40 and the combined purchase price of one Pre-Funded Warrant and accompanying Common Warrant to purchase two shares of Common Stock is $1.40. The Underwriter agreed to purchase the Firm Shares from the Company pursuant to the Underwriting Agreement at a price of $1.302 per share.

Each Common Warrant is exercisable immediately at an exercise price of $1.40 per share and will expire five years following the date of issuance. The Company expects to receive aggregate gross proceeds of approximately $4.1 million from the Offering. The Offering is expected to close on or about December 9, 2022, subject to satisfaction of customary closing conditions.

The Offering was made under a registration statement on Form S-1 filed with the Securities and Exchange Commission (Registration No. 333-268038).

Pursuant to the Underwriting Agreement, the Company agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriter may be required to make because of such liabilities. In addition, the Underwriting Agreement also contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by such parties.

In connection with the Offering, the Company’s directors and executive officers signed lock-up agreements (“Lock-Up Agreements”) by which they agreed not to sell or transfer any Common Stock without first obtaining the written consent of the Underwriter, subject to certain exceptions, for a period of 90 days after the date of the final prospectus relating to the Offering.

A copy of the Underwriting Agreement and form of Lock-Up Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing descriptions of the Underwriting Agreement and Lock-Up Agreements do not purport to be complete and are qualified in their entirety by reference to such exhibit.

Item 8.01. Other Events.

On December 7, 2022, the Company issued a press release regarding the transactions described above under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement and form of lock-up agreement
99.1	Press Release dated December 7, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 8, 2022

Ensysce Biosciences, Inc.

By:	/s/ Lynn Kirkpatrick
Name:	Dr. Lynn Kirkpatrick
Title:	President and Chief Executive Officer

3